PROPOSAL

The following is a proposal for the purchase of Brown Disc's active accounts and subsidiary data and the use of Brown Disc's name. The data on the active and inactive customers will include past sales history, artwork and masters on file. The data shown to QRS indicates that the sales for the past three months have been averaging approximately $55,000 with a material cost of 48%. QRS has created this proposal based on this data.

This proposal is structured as an asset purchase. None of Brown Disc's liabilities are assumed.

QRS will pay The Quartz Group (formerly Brown Disc) a total of $92,500 for the active accounts subject to the following terms and conditions:

 The sale of the accounts will be put in escrow. The close of escrow will be accomplished as follows: QRS will assume responsibility for the costs of fulfillment and shipment of the orders for Brown Disc. QRS will send Brown Disc the packing list and a copy of the shipper. Brown Disc will Invoice the accounts and collect the money. In order for QRS to track the status of the program, a copy of the customer invoice will be sent to QRS. Whenever the agreed upon amount is reached the escrow will close and QRS will have title to the accounts.

It is estimated that with the current rate of sales, The Quartz Group's portion would be attained in about six weeks.

 1. QRS will assume the payment of Kelly Milliken's 25% commission on the sale of the accounts. This amount will be deducted from the $92,500.

 2. QRS will assume the debt to the phone company for the Brown Disc phone line in Colorado, reactivate the phone line if the line still exists and can be forwarded to QRS. The cost will be deducted from the $92,500.

 3. QRS will be allowed to use the Brown Disc name in answering the Brown Disc phone lines.

 4. A satisfactory agreement must be worked out between Kelly Milliken and QRS concerning his employment by QRS and the payment of the commission on the accounts.

 5. The equipment used by Brown Disc in Santa Ana will be leased to QRS for $25.00 per year for three years.

 6. QRS will pay for the freight and storage charges on miscellaneous equipment shipped to our warehouse from your Colorado facility.

 7. Upon acceptance of this proposal, QRS will pay to The Quartz Group, $10,000 and to Kelly Milliken, $5,000 of the total amount of $92,500, by check.
        Subsequently final documents will be prepared.

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
/s/ Anthony L. Conti        6/12/97        /s/ David J. Lopes         6/12/97
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Anthony L. Conti               Date        David Lopes                   Date
President, QRS Software, Inc.              President, The Quartz Group

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